Exhibit 3.1

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES

OF SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

GULFPORT ENERGY CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the company is Gulfport Energy Corporation (the “Corporation”). The Corporation was originally incorporated under the name “WRT Energy Corporation” and the original certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 20, 1997.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation. A Certificate of Designations, Preferences, and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions of Cumulative Preferred Stock, Series A of Gulfport Energy Corporation setting forth said resolution was filed with the Secretary of State of the State of Delaware on March 28, 2002 pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolutions by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware:

RESOLVED, that none of the authorized shares of the Company’s Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) are outstanding;

RESOLVED FURTHER, that none of the authorized shares of the Series A Preferred Stock will be issued;

RESOLVED FURTHER, that all shares of the Corporation’s preferred stock, par value $0.01 per share, heretofore designated as shares of the Corporation’s Series A Preferred Stock be, and hereby are, returned to the status of authorized and un-issued shares of the Corporation’s preferred stock, par value $0.01 per share, without designation; and

RESOLVED FURTHER, that the Proper Officers of the Corporation be, and hereby are, authorized and directed to file a Certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Restated Certificate of Incorporation of the Corporation all reference to the Series A Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Gulfport Energy Corporation has caused this Certificate to be executed by its Chief Executive Officer, this 28 day of February, 2006.

GULFPORT ENERGY CORPORATION

By:	/s/ JAMES D. PALM
James D. Palm
Chief Executive Officer